Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Essex Property Trust, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-227600 & 333-102552) on Form S-3 and registration statements (Nos. 333-224941, 333-194954, 333-189239, 33-123001 and 333-122999) on Form S-8 of Essex Property Trust, Inc. of our reports dated February 21, 2019, with respect to the consolidated balance sheets of Essex Property Trust, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule III (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Essex Property Trust, Inc. and Essex Portfolio, L.P.

Our report with respect to the consolidated financial statements and financial statement schedule of Essex Property Trust, Inc. makes reference to Essex Property Trust, Inc. changing its method of accounting for the derecognition of nonfinancial assets in 2018 due to the adoption of the Financial Accounting Standards Board’s Accounting Standard Update No. 2017-05, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20).
/s/ KPMG LLP
San Francisco, California
February 21, 2019